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FOR IMMEDIATE RELEASE                                 EXHIBIT 99.1

     TELECOMM INDUSTRIES
     APPOINTS NEW CHIEF EXECUTIVE OFFICER

Mentor, OH - January 8, 1997 - Telecomm Industries Corporation (OTC Bulletin Board; TCMM) announced today that James M. Lowery, a Director and Vice President of Telecomm, will become its Chairman and Chief Executive Officer effective immediately. Michael J. Toth, the former Chairman of the Board, will concentrate on mergers and acquisitions, while Andrew G. Gorogiani, the former president, will devote his efforts to marketing. Both will remain as directors.

     "These steps will enable Telecomm to continue its rapid growth, and I am pleased that Jim Lowery has agreed to accept his new responsibilities", stated Mike Toth. "Jim has over 20 years of experience in the telecommunications business and is particularly well-suited to run Telecomm's business as it expands. I am pleased that I will be able to devote my full time to pursuing mergers and acquisitions, such as Telecomm's recent acquisition of Northeastern Communication Systems, Inc."

     Jim Lowry has 22 years of experience in the telecommunications industry. Jim joined Ameritech in 1976 in its marketing department and held management positions in sales and marketing in both the business and inter-exchange carrier markets. During his career at Ameritech, Jim was responsible for tariff filings, market coverage plans, product development and providing FCC testimony. Jim left Ameritech in 1992 after implementing its third party distributing channel program to found Seraphim Information Systems where he served as President. In 1996, Seraphim was merged into a Telecomm company. Jim has a degree in accounting from the University of Illinois.

     "I am excited to have the opportunity to move Telecomm to its next level," stated Jim Lowery. "The five-state area covered by Telecomm and the opportunities in long-distance present Telecomm with numerous expansion opportunities. I am grateful for the support and encouragement of Mike Toth and Andy Gorogiani as we take the Company to the next stage."

     "I am pleased to be able to devote my full time and attention to marketing and product development, areas of which I have spent a great amount of my professional life," added Andrew G. Gorogiani. "Under Jim Lowery's leadership, I expect that Telecomm will continue its development, and Jim's background with larger companies will enable our development to proceed."

     Telecomm Industries Corporation is Ameritech's (NYSE: AIT) largest voice and data distributor, selling voice, data, cellular, video and telephone information solutions in Illinois, Ohio, Indiana, Michigan and Wisconsin. In addition to Ameritech communications services, the Company also represents numerous voice and data telecommunications manufacturers and service suppliers

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including LCI Long Distance, Northern Telecom, Toshiba, Ascend, Cisco Systems
and Amdahl.

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